UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25
                           Notification of Late Filing

                        Commission File Number 000-33073

                           NOTIFICATION OF LATE FILING

    (Check One): |X| Form 10-KSB |_| Form 11-K |_| Form 20-F |_| Form 10-QSB
                 |_| Form N-SAR

                 For Period Ended: December 31, 2006

                 |_| Transition Report on Form 10-K
                 |_| Transition Report on Form 20-F
                 |_| Transition Report on Form 11-K
                 |_| Transition Report on Form 10-Q
                 |_| Transition Report on
                 Form N-SAR For the Transition Period Ended:

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

GENESIS HOLDINGS, INC.
----------------------
Full name of registrant

AABB, INC.
------------------------
Former name if applicable

1525 Clover Hill Rd.
---------------------
Address of principal executive office (Street and Number)

Mansfield, Texas 76063
----------------------
City, state and zip code

                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant's Annual Report on Form 10-KSB for the period ended December 31, 2006 (the "Annual Report") could not be filed within the prescribed time period as management needs additional time to review and finalize the Annual Report, including the financial statements included therein.

              ---------------------------------------------------

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Jason Pratte                   (817)                      477-3863
      --------------                 -----                      --------
      (Name)                      (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).                           |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                    |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             GENESIS HOLDINGS, INC.
                             ----------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date    April 2, 2007                      By /s/ Jason Pratte
--------------------------------------------------------------------------------
                                              Jason Pratte, CEO and CFO



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